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                                                                     Exhibit 8.1

                 [Letterhead of Simpson Thacher & Bartlett LLP]

                                               March 12, 2007

    Re: Issuance and Sale of 6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067, The Travelers Companies, Inc.

The Travelers Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Ladies and Gentlemen:

      We have acted as special tax counsel to The Travelers Companies, Inc., a Minnesota corporation (the "Corporation"), in connection with the preparation and filing by the Corporation with the Securities and Exchange Commission (the "Commission") of Post-Effective Amendment No. 1 ("Post-Effective Amendment No. 1") to the Registration Statement on Form S-3 (File No. 333-130323), under the Securities Act of 1933, as amended (the "Act"), as it became effective under the Act, and with respect to the issuance and sale of the Corporation's 6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the "Debentures") pursuant to the Junior Subordinated Indenture (the "Junior Subordinated Indenture"), dated as of March 12, 2007, between the Corporation and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture (the "First Supplemental Indenture" and, together with the Junior Subordinated Indenture, the "Indenture"), dated as of March 12, 2007, between the Corporation and the Trustee. The Debentures will be offered for sale to investors pursuant to the Corporation's

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prospectus dated March 5, 2007 as supplemented by the prospectus supplement dated March 5, 2007 (the "Prospectus"), filed by the Corporation pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

      In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus; (ii) the Indenture; and (iii) a form of the Debentures; and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

      In rendering the opinions described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the Debentures will be consummated in accordance with the terms of the documents and forms of documents described herein.

      Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that, (i) although the matter is not free from doubt, the Debentures will be treated as debt for federal income tax purposes, and (ii) the statements made in the Prospectus under the caption, "Certain United States Federal Income and Estate Tax Consequences" insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

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      We express no opinions with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Debentures or transactions of the type described herein and that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that the opinions expressed herein, if challenged, would be sustained by a court with jurisdiction in a properly presented case.

      We do not express any opinion herein concerning any law other than the federal law of the United States.

      We hereby consent to the filing of this opinion letter as an exhibit to the Corporation's report on Form 8-K (which is deemed incorporated by reference into the Prospectus constituting part of Post-Effective Amendment No. 1) and to the use of our name under the captions "Certain United States Federal Income and Estate Tax Consequences," "Validity of Securities," and "Legal Matters" in the Prospectus.

                                         Very truly yours,

                                         /s/ SIMPSON THACHER & BARTLETT LLP
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                                         SIMPSON THACHER & BARTLETT LLP